Exhibit 99.1

For Immediate Release – July 28, 2003

For Information Contact:

Curtis L. Hage, Chairman, President and CEO

Sioux Falls, South Dakota

Phone:  (605) 333-7556

HF Financial Corp. Announces An 8.09% Increase In Earnings Per Share From Continuing Operations for the Year Ended June 30, 2003 and Declares An Increase in Quarterly Cash Dividend

•                  HF Financial Corp. (the “Company”) (NASDAQ:HFFC), Sioux Falls, SD, reported diluted earnings per share from continuing operations (“EPS”) of $1.47 for the year ended June 30, 2003 compared to $1.36 for the prior fiscal year, an 8.09% increase.

•                  For the fourth quarter of fiscal 2003, the Company reported EPS of $0.13 compared to $0.40 for the same period in the prior fiscal year and $0.45 for the quarter ended March 31, 2003.  The decrease in EPS was primarily due to a large charge-off in the fourth quarter and due to a significant increase in employee health claims in the fourth quarter under the Company’s self-insured health plan.

•                  On July 16, 2003, the Company announced a participation loan charge-off of $1.4 million after recent significant deterioration of the borrower’s credit from levels previously estimated and the resolution resulting from negotiations by the financial institutions involved with the borrower.  HF Financial Corp. had approximately a 20% participation in an agriculture enterprise.  The Company had a specific reserve of $528,000 recorded which resulted in an additional fourth quarter pretax charge to earnings of $893,000.  The loan was paid off with the negotiated terms in the fourth quarter.  The additional provision resulted in approximately a $0.17 reduction in EPS.

•                  For the fourth quarter of fiscal 2003, health claims increased $684,000 compared to the prior linked quarter ended March 31, 2003, which resulted in a $0.13 decrease in EPS from the third quarter of fiscal 2003.  Health claims, net of stop loss reimbursement, for the year ended June 30, 2003 were $1.6 million compared to $699,000 for the prior fiscal year, a 125.3% increase.

•                  The ratio of non-performing assets to total assets decreased to 0.77% at June 30, 2003 compared to 1.59% at June 30, 2002 and 1.13% for the prior linked quarter ended March 31, 2003.

•                  Net interest margin for the year ended June 30, 2003 was 3.62% as compared to 3.63% for the prior fiscal year.  The fourth quarter net interest margin was 3.45% compared to 3.45% for the previous quarter ended March 31, 2003.

•                  Residential mortgage production remained strong and increased 45.5% in dollar volume for the fiscal year ended June 30, 2003 as compared to the prior fiscal year.

•                  The Company announced it will increase its regular quarterly cash dividend to 11.75 cents per share for the fourth quarter of the 2003 fiscal year.  The dividend will be payable on August 20, 2003 to shareholders of record on August 6, 2003.

HF Financial Corp., the parent company for financial service companies, including Home Federal Bank, Mid America Capital Services, Inc. (“Mid America Leasing”), Hometown Insurors, Inc. and HF Financial Group, Inc. announced earnings from continuing operations today of $4.9 million for the fiscal year ended June 30, 2003, an increase of $75,000 from the prior fiscal year.  For the fiscal year ended June 30, 2003, EPS was $1.47 compared to $1.36 for the prior fiscal year.  For the three months ended June 30, 2003, earnings from continuing operations were $435,000 or $0.13 EPS compared to $1.4 million or $0.40 EPS for the same period in the prior fiscal year.

Curtis L. Hage, Chairman, President and CEO stated, “It has been a very exciting year for HF Financial Corp.  We were able to increase our earnings per share despite some unfortunate events during this last quarter.  As we stated earlier this month in our press release regarding an impaired loan resolution, the loan was recognized as impaired for several quarters and we estimated the impairment based on the information available.  We believed the company would be able to restructure and perform according to the loan agreement.  Unfortunately, this did not occur and discussions turned to liquidation of the credit within the last several weeks.  We are pleased with the in-market growth of business loans and mortgage loans.  This kind of growth gives us the opportunity to increase the value of these relationships by increasing the products and services we can provide to our local customer base.”

Mr. Hage continued, “The Company has had a self-insured health plan for nine years.  Although health claims have been significantly higher than last year, we do not believe this claim level will continue at this rate.  This structure has proven to be a reasonable alternative to traditional health care plans over the long run.  This is a challenging area for all companies and we continue to review our health care plans in order to provide affordable health care to the Company and its employees and their families.”

Mr. Hage also stated, “Net interest compression will continue to be a challenge in this current interest rate environment.  However, with interest rates at historical lows, we are positioned stronger than ever before in our history with a large segment of our loan portfolio responsive to rising interest rates.”

Mr. Hage stated, “We are focused on our customers and our communities we serve.  This focus has contributed to the evolution from a company primarily involved in serving the home finance needs of our markets to a company which is well diversified in its lines of business including business banking, trust and investments as well as serving the consumer retail market.”

Net interest income increased $1.1 million or 4.6%, for the fiscal year ended June 30, 2003 as compared to the prior fiscal year. For the three months ended June 30, 2003, net interest income decreased $589,000 or 8.8% as compared to the same period in the prior fiscal year.  The Company’s net interest margin remained constant at 3.62% for the fiscal year ended June 30, 2003 as compared to 3.63% in the prior fiscal year.

The increase in noninterest income of $1.7 million, or 14.9%, for the fiscal year ended June 30, 2003 as compared to the prior fiscal year was primarily attributed to increases in loan fees and service charges of $1.0 million, fees on deposits of $363,000, net gain on sale of securities of $217,000 and other noninterest income of $419,000 (primarily due to income from the securitization of automobile loans) offset by decreases in commission and insurance income of $256,000 and loan servicing income of $248,000.  For the three months ended June 30, 2003, noninterest income increased $514,000, or 18.4%, as compared to the same period in the prior fiscal year primarily due to increases in loan fees and service charges of $330,000, net gain on sale of loans of $159,000 and other noninterest income of $194,000 (primarily due to income from the securitization of automobile loans) offset by decreases in net gain on sale of securities of $129,000 and commission and insurance income of $80,000.

Noninterest expense increased $1.7 million, or 6.6%, for the fiscal year ended June 30, 2003 as compared to the prior fiscal year primarily due to increases in compensation and employee benefits of $1.1 million (primarily due to increases in variable compensation and increased health claims), other general and administrative expenses of $751,000 and occupancy and equipment of $188,000 (primarily due to a $200,000 impairment of market valuation) offset by a decrease in amortization of intangible assets of $432,000.  For the three months ended June 30, 2003, noninterest expense increased $498,000, or 7.2%, as compared to the same period in the prior fiscal year primarily due to increases in compensation and employee benefits of $528,000 and other general and administrative expenses of $260,000 offset by decreases in occupancy and equipment of $213,000 and amortization of intangible assets of $112,000.

The Company had total assets of $800.5 million and stockholders’ equity of $49.4 million at June 30, 2003.  The Company is the largest publicly traded financial institution based in South Dakota, with 34 offices, which includes a location in Marshall, Minnesota. Internet banking is also available at www.homefederal.com.

Forward-Looking Statements

This news release and other releases and reports issued by the Company, including reports filed with the Securities and Exchange Commission, contain “forward-looking statements” that deal with future results, expectations, plans and performance.  In addition, the Company’s management may make forward-looking statements orally to the media, securities analysts, investors or others.  These forward-looking statements might include one or more of the following:

•                  Projections of income, loss, revenues, earnings or losses per share, dividends, capital expenditures, capital structure, tax benefit or other financial items.

•                  Descriptions of plans or objectives of management for future operations, products or services and transactions.

•                  Forecasts of future economic performance.

•                  Descriptions of assumptions underlying or relating to such matters.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “optimism”, “look forward”, “bright”, “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements about the Company’s expected financial results and other plans are subject to certain risks, uncertainties and assumptions.  These include, but are not limited to, possible legislative changes and adverse economic, business and competitive developments, such as shrinking interest margins; deposit outflows; reduced demand for financial services and loan products; changes in accounting policies or guidelines, or in monetary and fiscal policies of the federal government; changes in credit and other risks posed by the Company’s loan portfolios; the ability or inability to successfully enter into a definitive agreement for and close anticipated transactions; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation; or other significant uncertainties.

Forward-looking statements speak only as of the date they are made.  The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

HF Financial Corp.

Selected Consolidated Operating Highlights

(Dollars in Thousands, Except per Share Data)

	Three Months Ended June 30,		Years Ended June 30,
	2003	2002	2003	2002
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Continuing operations:
Interest and dividend income:
Loans and leases receivable	$9,384	$10,089	$39,538	$42,290
Investment securities and interest-bearing deposits	833	1,256	4,022	5,727
	10,217	11,345	43,560	48,017
Interest expense:
Deposits	2,745	3,384	12,511	18,433
Advances from Federal Home Loan Bank and other borrowings	1,364	1,264	5,486	5,140
	4,109	4,648	17,997	23,573
Net interest income	6,108	6,697	25,563	24,444
Provision for losses on loans and leases	1,299	485	3,173	1,905
Net interest income after provision for losses on loans and leases	4,809	6,212	22,390	22,539
Noninterest income:
Fees on deposits	1,109	1,026	4,294	3,931
Loan fees and service charges	681	351	2,290	1,266
Gain on sale of loans, net	364	205	1,664	1,518
Loan servicing income	400	443	1,610	1,858
Commission and insurance income	257	337	1,032	1,288
Gain on sale of securities, net	1	130	352	135
Other	493	299	1,569	1,150
	3,305	2,791	12,811	11,146
Noninterest expense:
Compensation and employee benefits	4,883	4,355	17,499	16,388
Other general and administrative expenses	1,556	1,296	6,091	5,340
Occupancy and equipment	852	1,065	3,547	3,359
Federal insurance premiums	25	26	95	108
Amortization of intangible assets	12	124	68	500
Other	128	92	371	263
	7,456	6,958	27,671	25,958

Income from continuing operations before income taxes	658	2,045	7,530	7,727
Income tax expense	223	685	2,584	2,856
Income from continuing operations	435	1,360	4,946	4,871

Discontinued operations:
Income (loss) from operations of discontinued segment, net of income taxes of $(2), $(53), $131 and $(127)	(5)	(103)	253	(246)
(Loss) on discontinued segment, net of income taxes of $(741), $(116) and $(741)	—	(1,440)	(224)	(1,440)
Income (loss) from discontinued operations	(5)	(1,543)	29	(1,686)
Net Income (loss)	$430	$(183)	$4,975	$3,185

	Three Months Ended June 30,		Years Ended June 30,
	2003	2002	2003	2002
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Basic earnings (loss) per share:
Income from continuing operations	$0.13	$0.41	$1.50	$1.39
Income (loss) from discontinued operations	0.00	(0.46)	0.01	(0.48)
Net income (loss)	0.13	(0.05)	1.51	0.91

Diluted earnings (loss) per share:
Income from continuing operations	0.13	0.40	1.47	1.36
Income (loss) from discontinued operations	0.00	(0.45)	0.01	(0.47)
Net income	0.13	0.05	1.48	0.89

Weighted average shares:
Basic	3,247,130	3,345,630	3,301,301	3,512,879
Diluted	3,356,888	3,388,483	3,363,802	3,580,793

Outstanding shares: (end of period)	3,221,445	3,327,464	3,221,445	3,327,464

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands, Except per Share Data)

	6/30/2003	6/30/2002
	(Unaudited)	(Audited)
Balance Sheet Data
Total assets	$800,483	$722,917
Securities available for sale	95,552	89,136
Loans and leases receivable, net	595,417	559,814
Loans held for sale	15,984	6,559
Deposits	621,381	562,596
Advances from Federal Home Loan Bank and other borrowings	89,819	84,308
Company obligated mandatorily redeemable preferred securities of subsidiary trusts that solely hold subordinated debentures	20,000	10,000
Stockholders’ equity	49,358	48,536

Equity to total assets (end of period)	6.17%	6.71%
Book value per share (1)	$15.32	$14.59

Tier I (core) capital (2)	8.25%	7.44%
Risk-based capital (2)	10.20%	10.04%

Number of full-service offices	34	33

Asset Quality
Nonaccruing loans and leases	$4,365	$10,242
Accruing loans and leases delinquent more than 90 days	1,466	906
Foreclosed assets (3)	335	374
Total nonperforming assets	$6,166	$11,522

Ratio of nonperforming assets to total assets (end of period)	0.77%	1.59%
Ratio of allowance for loan and lease losses to total loans and leases (end of period)	0.62%	0.78%
Ratio of allowance for loan and lease losses to nonperforming loans and leases (end of period) (4)	65.89%	40.02%

(1)          Equity divided by number of shares of outstanding common stock.

(2)          Capital ratios for Home Federal Bank.

(3)          Total foreclosed assets do not include land or other real estate owned held for sale.

(4)          Nonperforming loans and leases include both nonaccruing and accruing loans and leases delinquent more than 90 days.

HF Financial Corp.

Selected Consolidated Financial Condition Data From Continuing Operations

(Dollars in Thousands)

(Unaudited)

Allowance for Loan and Lease Loss Activity

	Three Months Ended		Years Ended
	6/30/2003	6/30/2002	6/30/2003	6/30/2002
Balance, beginning	$4,376	$5,581	$4,461	$5,509
Provision charged to income	1,299	485	3,173	1,905
Charge-offs	(1,918)	(1,704)	(4,001)	(3,407)
Recoveries	85	99	473	454
Allowance related to assets sold, net	—	—	(264)	—
Balance, ending	$3,842	$4,461	$3,842	$4,461

Average Balances, Interest Yields and Rates

	Years Ended
	6/30/2003		6/30/2002
	Average	Yield/Rate	Average	Yield/Rate
Interest-earning assets:
Loans and leases receivable (1)	$594,873	6.65%	$546,055	7.74%
Investment securities (2) (3)	110,756	3.63%	127,314	4.50%
Total interest-earning assets	705,629	6.17%	673,369	7.13%
Noninterest-earning assets	55,921		51,132
Total assets	$761,550		$724,501

Interest-bearing liabilities:
Deposits:
Checking and money market	$195,394	1.35%	$189,705	2.04%
Savings	39,998	0.75%	39,169	1.44%
Certificates of deposit	278,397	3.44%	279,323	5.01%
Total deposits	513,789	2.44%	508,197	3.63%
FHLB advances and other borrowings	118,044	4.65%	94,256	5.45%

Total interest-bearing liabilities	631,833	2.85%	602,453	3.91%
Noninterest -bearing deposits	60,201		48,757
Other liabilities	19,869		21,323
Total liabilities	711,903		672,533
Equity	49,647		51,968
Total liabilities and equity	$761,550		$724,501

Net interest spread		3.32%		3.22%
Net interest margin (4)		3.62%		3.63%
Return on average assets (5)		0.65%		0.67%
Return on average equity (6)		9.96%		9.37%

(1)          Includes interest on accruing loans and leases past due 90 days or more.

(2)          Includes primarily U.S. government and agency securities and Federal Home Loan Bank (“FHLB”) daily time.

(3)          Yields do not reflect the tax exempt nature of municipal securities.

(4)          Net interest margin is net interest income divided by average interest-earning assets.

(5)          Ratio of income from continuing operations to average total assets.

(6)          Ratio of income from continuing operations to average equity.